As filed with the Securities and Exchange Commission on August 23, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BJ SERVICES COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	63-0084140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5500 Northwest Central Drive

Houston Texas 77092

(Address of Principal Executive Offices)

BJ SERVICES COMPANY

2003 INCENTIVE PLAN

(Full Title of the Plan)

Margaret B. Shannon

Vice President—General Counsel

5500 Northwest Central Drive

Houston Texas 77092

(713) 462-4239

(Name and address of agent for service)

Copy to:

Melinda Brunger

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.10 per share(3)	4,000,000 shares	$44.85	$179,400,000	$22,729.98

(1)	This Registration Statement also covers additional shares of common stock which become issuable under the 2003 Incentive Plan with respect to the securities registered hereunder by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or the like.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and are based upon the average of the high and low prices per share of the Registrant’s common stock on the New York Stock Exchange on August 18, 2004.

(3)	Includes the preferred share purchase rights (as adjusted and as subject to further adjustment in certain events, including stock splits, stock dividends or similar transactions) associated with common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the United States Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Registration Statement, except for any information superseded by information in this Registration Statement.

The following documents filed by us with the Commission (File No. 001-10570) are incorporated herein by reference:

(a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the Commission on December 17, 2003;

(b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003 filed with the Commission on February 13, 2004;

(c) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the Commission on May 14, 2004;

(d) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Commission on August 12, 2004;

(e) Our Current Report on Form 8-K dated July 22, 2004 filed with the Commission on July 23, 2004 (as to Item 5 only);

(f) The description of our Common Stock set forth in the registration statement on Form 8-A/A dated November 14, 2001;

(g) The description of our Series A Junior Participating Preferred Stock set forth in the registration statement on Form 8-A/A dated October 15, 2002; and

(h) All other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is governed by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) which permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action or suit (other than an action by or in the right of the corporation) by reason of their being directors, officers or other agents of the corporation.

The Company’s Certificate of Incorporation provides that no director of the Company shall be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation also provides that if the DGCL is amended to authorize further limitation or elimination of the personal liability of directors, then the liability of the Company’s directors shall be limited or eliminated to the full extent permitted by the DGCL.

Section 16 of Article III of the Company’s Bylaws provides as follows:

(a) The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or any of its direct or indirect wholly owned subsidiaries or, while a director, officer, employee or agent of the or any of its direct or indirect wholly owned subsidiaries, is or was serving at the request of the Company or any of its direct or indirect wholly owned subsidiaries, as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable laws provided that the Company shall not be obligated to indemnify any such person against any such action, suit or proceeding which is brought by such person against the Company or any of its direct or indirect wholly owned subsidiaries or the directors of the Company or any of its direct or indirect wholly owned subsidiaries, other than an action brought by such person to enforce his rights to indemnification hereunder, unless a majority of the Board of Directors of the Company shall have previously approved the bringing of such action, suit or proceeding. The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was licensed to practice law and an employee (including an employee who is or was an officer) of the Company or any of its direct or indirect wholly owned subsidiaries and, while acting in the course of such employment committed or is alleged to have committed any negligent acts, errors or omissions in rendering professional legal services at the request of the Company or pursuant to his employment (including, without limitation, rendering written or oral legal opinions to third parties) against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law; provided that the Company shall not be obligated to indemnify any such person against any action, suit or proceeding arising out of any adjudicated criminal, dishonest or fraudulent acts, errors or omissions of such person or any adjudicated willful, intentional or malicious acts, errors or omissions of such person.

(b) Expenses incurred by an officer or director of the Company or any of its direct or indirect wholly owned subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 16. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 16 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Company’s Certificate of Incorporation, the Certificate of Incorporation or Bylaws or other governing documents of any direct or indirect wholly owned subsidiary of the Company, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Section 16.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits have been filed as part of this Registration Statement and are specifically incorporated by reference:

4.1	Certificate of Incorporation, as amended as of April 13, 1995 (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1999)

4.2	Certificate of Amendment to Certificate of Incorporation, dated January 22, 1998 (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1999)

4.3	Certificate of Amendment to Certificate of Incorporation, dated May 10, 2001 (filed as Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4.4	Amended and Restated By-laws of BJ Services Company, as amended and restated December 4, 2003 (filed as Exhibit 3.6 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2003)

4.5	Specimen Common Stock Certificate of BJ Services Company (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Reg. No. 33-35187))

4.6	Certificate of Designation of Series A Junior Participating Preferred Stock, as amended (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1996)

4.7	Amended and Restated Rights Agreement dated September 26, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.1 to the Company’s Form 8-K dated October 21, 1996)

4.8	First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated March 31, 1997, among the Company, First Chicago Trust Company of New York and The Bank of New York (filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1997)

4.9	Second Amendment to Amended and Restated Rights Agreement dated as of September 26, 2002, between the Company and The Bank of New York (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 26, 2002)

4.10	BJ Services Company 2003 Incentive Plan (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003)

5.1	Opinion of Andrews Kurth LLP

23.1	Consent of Andrews Kurth LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 23, 2004.

BJ SERVICES COMPANY

By:	/S/ J.W. STEWART
Name:	J.W. Stewart
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret B. Shannon and T.M. Whichard III, and each of them (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on August 23, 2004.

Name and Signature	Title

/S/ J.W. STEWART J.W. Stewart	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer and Director)

/S/ T.M. WHICHARD III T.M. Whichard III	Vice President—Finance and Chief Financial Officer (Principal Financial Officer)

/S/ BRIAN MCCOLE Brian McCole	Controller (Principal Accounting Officer)

/S/ DON D. JORDAN Don D. Jordan	Director

/S/ WILLIAM H. WHITE William H. White	Director

/S/ L. WILLIAM HEILIGBRODT L. William Heiligbrodt	Director

/S/ JOHN R. HUFF John R. Huff	Director

/S/ JAMES L. PAYNE James L. Payne	Director

/S/ MICHAEL E. PATRICK Michael E. Patrick	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation, as amended as of April 13, 1995 (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1999)

4.2	Certificate of Amendment to Certificate of Incorporation, dated January 22, 1998 (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1999)

4.3	Certificate of Amendment to Certificate of Incorporation, dated May 10, 2001 (filed as Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4.4	Amended and Restated By-laws of BJ Services Company, as amended and restated December 4, 2003 (filed as Exhibit 3.6 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2003)

4.5	Specimen Common Stock Certificate of BJ Services Company (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Reg. No. 33-35187))

4.6	Certificate of Designation of Series A Junior Participating Preferred Stock, as amended (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1996)

4.7	Amended and Restated Rights Agreement dated September 26, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.1 to the Company’s Form 8-K dated October 21, 1996)

4.8	First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated March 31, 1997, among the Company, First Chicago Trust Company of New York and The Bank of New York (filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended September 30, 1997)

4.9	Second Amendment to Amended and Restated Rights Agreement dated as of September 26, 2002, between the Company and The Bank of New York (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 26, 2002)

4.10	BJ Services Company 2003 Incentive Plan (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003)

5.1	Opinion of Andrews Kurth LLP

23.1	Consent of Andrews Kurth LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)